EXHIBIT 10.k


                               SEVERANCE AGREEMENT

         AGREEMENT made as of this 20th day of May, 1997 by and between MTS Systems Corporation, a Minnesota corporation ("MTS") and Donald M. Sullivan (the "Executive").

         WHEREAS, MTS considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of MTS and its shareholders; and

         WHEREAS, Executive has made and is expected to make, due to Executive's intimate knowledge of the business and affairs of MTS, its policies, methods, personnel and problems, a significant contribution to the profitability, growth and financial strength of MTS; and

         WHEREAS, Executive is willing to remain in the employ of MTS upon the understanding that MTS will provide income security if the Executive's employment is terminated under certain terms and conditions;

         THEREFORE, in consideration of the foregoing and other respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (a) September 30, 2000, (b) the date the Executive and MTS agree in writing to terminate this Agreement, or
(c) the Date of Termination indicated under paragraph 2, 3, or 4 hereunder. Notwithstanding the preceding sentence, if a change in control occurs, this Agreement, except for subparagraph 4(b), shall be superseded by the provisions of any other Agreement in effect between the Executive and MTS which contains provisions relating to benefits due Executive following a Change in Control if the Executive would receive greater benefits thereunder. If this Agreement has not terminated under (b) or (c) by September 30, 2000, it shall automatically renew for successive one-year terms effective October 1, 2000 (and each successive October 1 thereafter during which the Agreement remains in effect) unless Executive or MTS has provided a Notice of Termination to the other party prior to the October 1 renewal date.

         2. Termination by Reason of Death or Disability. In the event of the Executive's death or disability while employed by MTS, Executive shall be entitled to such

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benefits provided under any policy, plan or program governing death or disability maintained by MTS and covering such Executive. The determination of disability and the amount and entitlement of benefits shall be governed by the terms of such policy, plan or program. The gross (pre-tax) benefits which Executive receives under subparagraph 4(a) shall be reduced by any gross (pre-tax) benefits which Executive receives under any MTS disability or life insurance policy, plan or program for which MTS paid the premiums, including if those premiums were reported as taxable income to Executive.

         3. Termination for Cause.

                  (a) If Executive's employment shall be terminated by MTS for Cause, MTS shall pay to Executive his full base salary through the Date of Termination at the rate in effect at the time of Notice of Termination is given and MTS shall have no further obligation to Executive under this Agreement.

                  (b) Termination by MTS of Executive's employment for "Cause" shall mean termination as a result of:

                           (i) the conviction of the Executive by a court of
                  competent jurisdiction for felony criminal conduct; or

                           (ii) willful misconduct by the Executive; or

                           (iii) violation by the Executive of any employment
                  agreement applicable to the Executive.

         4. Termination Other Than for Cause. Except for Cause or Change in Control, Executive will be Chief Executive Officer at least until October 1, 1997 and Chairman of the Board until January 28, 1998, and neither party will terminate the employment relationship before January 28, 1998. If Executive's employment is terminated by MTS other than for Cause or if Executive voluntarily terminates his employment, including because a successor to the assets of MTS fails to assume MTS's obligations under this Agreement, Executive shall be entitled to the following benefits:

                  (a) Executive shall be paid a monthly Severance Payment of an amount equal to the Executive's Monthly Gross Income, as defined in subparagraph (vi) below, for the time periods set forth in subparagraphs (i) through (v) below.

                           (i) If Executive's Date of Termination is on or
                  before April 30, 1998, Severance Payments shall be paid to Executive for 24 months.

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                           (ii) If Executive's Date of Termination is between
                  May 1, 1998 and September 30, 1998, Severance Payments shall be paid to Executive for the number of months indicated below.

                                 Month in which Date      Months of Severance
                                of Termination Occurs          Payments
                                ---------------------          --------

                                    May, 1998                     23
                                    June, 1998                    22
                                    July, 1998                    21
                                    August, 1998                  20
                                    September, 1998               19

                           (iii) If Executive's Date of Termination is between
                  October 1, 1998 and September 30, 1999, Severance Payments shall be paid for 18 months.

                           (iv) If Executive's Date of Termination is between
                  October 1, 1999 and February 28, 2000, Severance Payments shall be paid for the number of months indicated below.

                                 Month in which Date     Months of Severance
                                of Termination Occurs          Payments
                                ---------------------          --------

                                    October, 1999                 17
                                    November, 1999                16
                                    December, 1999                15
                                    January, 2000                 14
                                    February, 2000                13

                           (v) If Executive's Date of Termination is on or after
                  March 1, 2000, Severance Payments shall be paid for 12 months.

                           (vi) For purposes of this Agreement, Monthly Gross
                  Income shall mean the sum of the following amounts, subject to applicable federal and state withholding.

                                    (A) 1/12 of the highest average base salary
                           for any 12-consecutive month period during the 36 calendar month period ending immediately prior to the Date of Termination; plus

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                                    (B) 1/36 of the total Management Variable
                           Compensation earned during the 3 most recent fiscal years ending immediately prior to the Date of Termination; plus

                                    (C) the product of the average percentage of
                           MTS profit sharing contributions to the MTS Systems Corporation Profit Sharing Retirement Plan and Trust (as a percent of Compensation as defined in the Plan) for the 3 most recent Plan Years ending immediately prior to the Date of Termination multiplied by the sum of (i) and (ii) above.

                  (b) MTS shall continue to pay the employer share of Executive's MTS group life, disability, accident and health insurance benefits until Executive's Date of Termination. Thereafter, the following shall occur:

                           (i) If Executive's Date of Termination occurs prior
                  to September 30, 1998, MTS shall continue to pay the employer share of Executive's said group benefit premiums until that date.

                           (ii) Effective October 1, 1998 and until September
                  30, 2000, MTS shall pay 50% of said group benefit premiums.

         All premium payments made on Executive's behalf following his Date of Termination and Executive's continued participation in the plans are contingent upon Executive making the appropriate timely written election to continue his group benefits following his Date of Termination, said group benefits continuing in effect for active MTS employees, and Executive continuing to be eligible under the terms of the plans and applicable laws. Executive shall be responsible for payment of his portion of the premiums for such benefits. MTS may deduct from its payments to the Executive those amounts. Benefits otherwise receivable by Executive pursuant to this subparagraph (b) shall be reduced or eliminated to the extent comparable benefits are actually received by Executive during such period from a source outside MTS, and any such benefits actually received by Executive shall be reported to MTS.

                  (c) MTS shall pay to Executive all legal fees and expenses reasonably incurred by Executive in seeking to obtain or enforce any right or benefit to which he is entitled under this Agreement.

                  (d) Executive shall be entitled to receive all benefits payable to the Executive under the MTS Systems Corporation Profit Sharing Retirement Plan and any other plan or agreement relating to retirement benefits.

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                  (e) Executive shall receive, on the date of this Agreement, an option to purchase 50,000 shares of MTS common stock. Such option shall be granted pursuant to one or more Option Agreements, substantially in the form of Exhibit A, and shall have the following terms: The option shall be immediately vested and exercisable and shall be transferrable to the extent provided under the MTS 1997 Stock Option Plan. The exercise period of the option shall expire on the fifth anniversary of the date of execution of this Agreement by the Executive. The exercise price shall equal the closing price of the Company's common stock on the NASDAQ national market on the date of this Agreement, subject to adjustment in certain events as provided in the Option Agreement. Executive's rights under any existing Option Agreements and under any other options which the Executive may be granted in the future, shall remain in full force and effect including, in particular, the expiration of the exercise period for such options as contained in the Option Agreements. Nothing under this Agreement or under the Option Agreement referred to above, shall extend the exercise period for any existing options or any future options granted to Executive.

         5. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise; nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive as the result of employment by another employer or by retirement benefits after the Date of Termination or otherwise except as specifically provided herein.

         6. Non-Competition and Confidentiality.

                  (a) Executive agrees that, as a condition of receiving benefits under this Agreement, he will not render services directly or indirectly to any competing organization located in any market in which MTS is doing business as of Executive's Date of Termination for the period of time during which Executive is receiving benefits under this Agreement or any other Agreement containing Change in Control provisions, in connection with the design, implementation, development, manufacture, marketing, sale, merchandising, leasing, servicing or promotion of any "Conflicting Product" which as used herein means any product, process, system or service of any person, firm, corporation, organization other than MTS, in existence or under development, which is the same as or similar to or competes with, or has a usage allied to, a product, process, system, or service produced, developed, or used by MTS. MTS agrees that it will respond in writing to Executive within 15 days of its receipt of Executive's written inquiry to the Board as to whether an activity proposed by him would constitute competition under this subparagraph. If MTS fails to respond to Executive as set forth in the preceding sentence, Executive's proposed activity shall be deemed not to constitute competition under this subparagraph. MTS agrees that its approval of such proposed activity by Executive shall not be unreasonably withheld. Executive agrees that violation of this covenant not to compete with MTS shall result in immediate cessation of all benefits hereunder, other than insurance benefits, which

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         Executive may continue where permitted under federal and state law at his own expense.

                  (b) Executive further agrees and acknowledges his existing obligation that, at all times during and subsequent to his employment with MTS, he will not divulge or appropriate to his own use or the uses of others any secret or confidential information pertaining to the business of MTS, or any of its subsidiaries, obtained during his employment by MTS or any of its subsidiaries.

         7. Successors; Binding Agreement

                  (a) MTS will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of MTS to expressly assume and agree to perform this Agreement in the same manner and to the same extent that MTS would be required to perform it if no such succession had taken place. Failure of MTS to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive (i), if Executive is still employed by MTS, to terminate his employment by written Notice of Termination and to receive the compensation and benefits from MTS described in this Agreement as if his termination was by MTS other than for Cause, or (ii) if Executive is no longer employed by MTS but is receiving benefits hereunder, to accelerate all remaining benefits due him hereunder and receive them, to the extent possible, in a lump sum, upon his written notice to the Board.

                  (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, heirs, and designated beneficiaries. If Executive should die while any amount would still be payable to Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's designated beneficiaries, or, if there is no such designated beneficiary, to the Executive's estate.

         8. Notice of Termination.

                  (a) Any purported termination of Executive's employment by either Executive or MTS under this Agreement shall be communicated by written notice to the other party.

                  (b) For purposes of this Agreement, "Date of Termination" shall mean the date specified in the written Notice of Termination which shall not be less than 10 nor more than 30 days from the date such Notice of Termination is given.

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                  (c) Notice of Termination and all other communications
         provided for in the Agreement shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage pre-paid, addressed to the last known residence address of the Executive or in the case of MTS, to its principal office to the attention of each of the then directors of MTS with a copy to its Secretary, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         9. Release of Claims. Executive's right to the benefits and payments described in paragraph 4 of this Agreement is contingent upon Executive's execution of a severance release agreement which shall be provided to Executive by MTS with or following his Notice of Termination. The severance release agreement shall require a full release of all claims which Executive may have against MTS or any MTS affiliate or individual associated with MTS.

         10. Injunctive Relief. Executive consents that, in the case of any violation or threatened violation of paragraph 6 of this Agreement, MTS may apply for and secure injunctive relief, temporary or provisional, in court, without bond but upon due notice, pending final resolution on the merits pursuant to arbitration as set forth in paragraph 11 hereof. No waiver of any violation of this Agreement shall be implied from any failure by MTS to take action under this paragraph.

         11. Arbitration. Any and all claims or disputes between Executive and MTS (including the validity, scope, and enforceability of this paragraph), except as otherwise provided under paragraph 10, shall be submitted for arbitration and resolution to an arbitrator. No demand for arbitration may be made after the date when the institution of legal or equitable proceedings based on such claim or dispute would be barred by the applicable statute of limitation. The arbitrator shall be selected by mutual agreement of the parties. Unless otherwise provided for in this Agreement, the Expedited Labor Arbitration Rules of the American Arbitration Association shall apply. If the parties are unable to agree upon an arbitrator, any such dispute shall be solely and finally settled by arbitration in accordance with the Expedited Labor Arbitration Rules of the American Arbitration Association ("AAA"). The parties agree that no punitive damages shall be awarded hereunder. The parties also agree that all awards, decisions and remedies in favor of a winning party hereunder with respect to any issue shall be proportional to the violation caused by the losing party with respect to that issue. All costs in conducting the arbitration, including but not limited to the arbitration filing fee, the arbitrator's fees and expenses, and the reasonable attorney's fees and expenses of the prevailing party (including the attorney's fees and costs incurred by the prevailing party in seeking or resisting temporary or provisional court relief as set out in paragraph 10 above), shall be the responsibility of the losing party. In the event there is more than one issue in dispute and there is no one prevailing party with respect to all issues in dispute, costs and attorney's fees shall be prorated by the arbitrator according to the relative dollar value of each issue. The arbitrator's Award shall be final and binding. In the event either party must resort to the judicial process to enforce the provisions of this Agreement, the award

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of an arbitrator or equitable relief granted by an arbitrator, the party seeking enforcement shall be entitled to recover from the other party all costs of litigation including, but not limited to, reasonable attorney's fees and court costs. The arbitration proceedings and Award shall be maintained by both parties as strictly confidential, except as otherwise required by court order and with respect to the parties' attorneys and tax advisors, and, with respect to MTS, members of its management, and, with respect to Executive, his family.

         12. Miscellaneous.

                  (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties. No waiver by either party hereto at any time of any breach by the other party to this Agreement of, or compliance with, any other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or similar time.

                  (b) No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

                  (c) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Minnesota.

                  (d) Any provision of this Agreement which conflicts with applicable law shall be modified to the extent necessary to ensure its enforceability. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         This Agreement supersedes the Employment Agreements between MTS and the Executive dated 25th of January, 1984 and May 1, 1990.

         IN WITNESS WHEREOF, MTS, through its authorized officer, and the Executive have executed this Agreement as of the day and date first above written.


         EXECUTIVE:                       MTS SYSTEMS CORPORATION


                                          By
         ------------------------------       -----------------------------
         Donald M. Sullivan
                                          Its
                                              -----------------------------

                     FIRST AMENDMENT TO SEVERANCE AGREEMENT

THIS AGREEMENT, made as of this 19th day of August, 1997, amends the Severance Agreement between MTS SYSTEMS CORPORATION, a Minnesota corporation (the "Company") and DONALD M. SULLIVAN, an employee of the Company (the "Employee") dated as of May 20, 1997.

WHEREAS, the Company on May 20, 1997, granted to the Employee, pursuant to subparagraph 4(e) of the Severance Agreement and in accordance with the terms of the Nonqualified Stock Option Agreement also dated May 20, 1997, the right and option to purchase up to 50,000 shares of common stock of the Company on the terms and conditions set forth therein; and

WHEREAS, the Employee and the Company desire that the number of Shares granted to Employee pursuant to the Severance Agreement and under the terms of the Nonqualified Stock Option Agreement be reduced to 40,000 Shares;

THEREFORE, the parties hereto agree that Subparagraph 4(e) of the Severance Agreement be and hereby is amended to reduce the number of shares subject to the option grant from 50,000 Shares to 40,000 Shares, by substituting "40,000" for "50,000" on the second line of said Subparagraph.

Except as and set forth above, the terms and conditions of the Severance Agreement dated as of May 20, 1997 be and hereby shall remain in full force and effect including, but not limited to, the exercise price per Share upon exercise and the date of expiration of the Option.

IN WITNESS WHEREOF, the Company has duly executed this Agreement and the Employee has hereunto set his hand as of the day and year first above written.

MTS SYSTEMS CORPORATION

By:

By:
         Assistant Secretary

EMPLOYEE


Donald M. Sullivan

                       NONQUALIFIED STOCK OPTION AGREEMENT

         THIS AGREEMENT, made as of the 20th day of May, 1997, between MTS SYSTEMS CORPORATION, a Minnesota corporation (the "Company") and DONALD M. SULLIVAN, an employee of the Company or of a subsidiary corporation of the Company (the "Employee").

         The Company desires, by affording the Employee an opportunity to purchase its Common Shares, par value $0.25 (hereinafter sometimes called "Shares"), to provide the Employee with an added incentive to extend his period of service to the Company, and through a proprietary interest, to increase his personal participation in the success of the Company.

         THEREFORE, the parties agree:

         1. The Company hereby irrevocably grants to the Employee, as a matter of separate agreement and not in lieu of salary or any other compensation for services, the right and option (the "Option"), to purchase all or any part of an aggregate of 50,000 Shares on the terms and conditions herein set forth, at the price of $22.25 per Share. These Shares are issued to the Employee directly from the authorized but unissued stock of the Company and are not issued pursuant to any existing stock option plan of the Company.

         2. Subject to the other provisions of this Agreement, this Option shall be exercisable immediately after the date of this Agreement and Shares may be purchased at any time thereafter until expiration of the Option. This Option shall expire, and neither the Employee nor his transferee as defined in Section 6 may exercise this Option after the 20th day of May, 2002.

         3. This Agreement does not confer any right with respect to continuance of employment by the Company or by a subsidiary of the Company, nor will this Agreement interfere in any way with the Employee's right, or Employee's employer's right, to terminate Employee's employment at any time.

         4. The Employee shall have none of the rights of a shareholder with respect to the Shares subject to this Option until the Shares shall have been issued to Employee upon exercise of the Option.

         5. Except as provided in Section 6, this Option shall not be transferable by the Employee (or by his transferee as provided in Section 6) otherwise than by will or the laws of descent and distribution, and is exercisable, during Employee's lifetime, only by Employee. Any attempt to assign, transfer, pledge, hypothecate, or otherwise dispose of this Option contrary to the provisions of Sections 5 or 6, or any attachment or similar process upon this Option, shall be null and void and without effect.

         6. The Employee may transfer this Option in whole or in increments of 1,000 Shares to (a) the Employee's spouse, children or grandchildren ("Immediate

Family Members"), (b) a trust or trusts for the exclusive benefit of the Employee and/or such Immediate Family Members, or (c) a partnership or partnerships in which the Employee and/or such Immediate Family Members are the only partners, provided that (i) there is no consideration for any such transfer, and (ii) subsequent transfers of transferred Options shall be prohibited except to other Immediate Family Members of the Employee or by the laws of descent and distribution of the transferee. Following transfer, the Option or Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that the term Employee herein shall in such event be deemed to refer to the transferee.

         7. In the event this Option is being exercised by any person or persons other than the Employee, the notice of exercise shall be accompanied by an appropriate proof of the right of such person or persons to exercise this Option.

         8. The Employee understands that upon exercise of this Option, in whole or in part, that the Shares purchased may not be sold, transferred, pledged or otherwise disposed of unless the Shares are registered under the Securities Act of 1933, or unless the Company has received an opinion of counsel satisfactory to the Company that said registration is not required.

         9. In the event that the Employee breaches the terms of the Non-Competition and Confidentiality provisions described in Section 6 of the Employee's Severance Agreement dated May 20, 1997, any Options which are unexercised shall immediately be forfeited and shall not thereafter be exercisable. In addition, the Company shall have the right to repurchase for cash any shares of the Company's common stock acquired by the Employee as a result of the exercise of any portion or all of this Option and held by either the Employee or by any Immediate Family Member or by any trust or partnership in which Employee or any Immediate Family Member has a beneficial interest. The Company shall give the Employee written notice of the exercise of its right to repurchase and shall close on the repurchase no later than three months after the date of that notice. The purchase price for the shares so purchased shall be the purchase price for Option Shares under this Option Agreement or the closing bid price for shares of the Company's common stock on the date of the Company's notice, whichever is lower.

         10. In the event that the Employee breaches the terms of the Non-Competition and Confidentiality provision described in Section 6 of the Employee's Severance Agreement dated May 20, 1997, Employee shall pay to the Company in cash, upon demand, all gains or other economic value actually or constructively received by Employee, any Immediate Family Member or any trust or partnership in which Employee or any Immediate Family Member has a beneficial interest, upon the sale of any Option Shares in connection with the Employee's or transferee's exercise of any portion or all of the Option under this Option Agreement, equal to the difference between the purchase price for Option Shares under this Option Agreement and the value received upon the sale of any such shares. The foregoing payment will apply to all such sales which occur at any time after that date which is 12 months prior to the date of the termination of the employment of the Employee.

         11. This Option Agreement shall be administered by the Compensation Committee of the Board of Directors consisting of at least two Directors, all of whom shall be Outside Directors and Non-Employee Directors, who shall serve at the pleasure of the Board.

         12. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing this Option as it shall, from time to time, deem advisable; to interpret the terms and provisions of the Option Agreement and to otherwise supervise the administration of the Option.

         13. All decisions made by the Committee pursuant to the provisions of the Option shall be final and binding on all persons, including the Company, Employee and the Employee's Immediate Family Members.

         14. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, other change in corporate structure affecting the Shares or spin-off or other distribution of assets to shareholders, such substitution or adjustment shall be made in the number and option price of Shares subject to this Option, as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of Shares subject to any award shall always be a whole number.

         15. The grant of this Option shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

         16. This Option may be exercised in whole or in part at any time during the exercise period by giving written notice of exercise to the Company, specifying the number of Shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price, either by certified or bank check, or by any other form of legal consideration deemed sufficient by the Committee and consistent with applicable law, including promissory notes or a properly executed exercise notice together with irrevocable instructions to a broker acceptable to the Company to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. Payment in full or in part may also be made in the form of unrestricted Shares already owned by the Employee (which in the case of Stock acquired upon exercise of the Option have been owned for more than six months on the date of surrender). All or part of the option exercise price made be paid by having the Company withhold from the Shares that would otherwise be issued upon exercise that number of Shares having a Fair Market Value equal to the aggregate option exercise price for the Shares with respect to which such election is made. No Shares shall be issued until full payment therefor has been made. The Employee shall generally have the rights to dividends and other rights of a shareholder with respect to shares subject to the option when the Employee has given written notice of exercise, has paid in full for such shares, and, if requested, has given the representation described in Section 8.

         17. The Committee may not amend, alter, or terminate this Option without the written consent of the Employee.

         18. The Employee shall, no later than the date as of which any part of the value of an award first becomes includible as compensation in the gross income of the Employee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld with respect to the award. The obligations of the Company under this Option shall be conditional on such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Employee. The Employee may elect by written notice to the Company to satisfy part or all of the withholding tax requirements associated with the award by (i) authorizing the Company to retain from the number of Shares that would otherwise be deliverable to the Employee, or (ii) delivering to the Company from Shares already owned by the Employee, that number of shares having an aggregate Fair Market Value equal to part or all of the tax payable by the Employee under this Section 18. Any such election shall be in accordance with, and subject to, applicable tax and securities laws, regulations and rulings.

         19. For purposes of this Option, the following terms shall have the following meaning:

                                    (a) "Fair Market Value" of Share on any
                  given date shall be determined by the Committee as follows:
                  (i) if the Share is listed for trading on one of more national securities exchanges, or is traded on the Nasdaq Stock Market, the last reported sales price on the principal such exchange or the Nasdaq Stock Market on the date in question, or if such Share shall not have been traded on such principal exchange on such date, the last reported sales price on such principal exchange or the Nasdaq Stock Market on the first day prior thereto on which such Share was so traded; or (ii) if the Share is not listed for trading on a national securities exchange or the Nasdaq Stock Market, but is traded in the over-the-counter market, including the Nasdaq Small Cap Market, the closing bid price for such Share on the date in question, or if there is no such bid price for such Share on such date, the closing bid price on the first day prior thereto on which such price existed; or (iii) if neither (i) or (ii) is applicable, by any means fair and reasonable by the Committee, which determination shall be final and binding on all parties.

                                    (b) "Non-Employee Director" means a
                  "Non-Employee Director" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934.

                                    (c) "Outside Director" means a Director who:
                  (i) is not a current employee of the Company or any member of an affiliated group which includes the Company; (ii) is not a former employee of the Company who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year; (iii) has not been an officer of the Company; (iv) does not receive remuneration from the Company, either directly or indirectly, in any capacity other than as a director, except as otherwise permitted under

                  Code Section 162(m) and regulations thereunder. For this purpose, remuneration includes any payment in exchange for good or services. This definition shall be further governed by the provisions of Code Section 162(m) and regulations promulgated thereunder.

         IN WITNESS WHEREOF, the Company has duly executed this Agreement and the Employee has hereunto set his/her hand as of the day and year first above written.


MTS SYSTEMS CORPORATION

By:
    Its:

By:

    Its Assistant Secretary


EMPLOYEE


Donald M. Sullivan

FIRST AMENDMENT TO NONQUALIFIED
STOCK OPTION AGREEMENT

THIS AGREEMENT, made as of this 19th day of August, 1997, amends that certain Stock Option Agreement between MTS SYSTEMS CORPORATION, a Minnesota corporation (the "Company") and DONALD M. SULLIVAN, an employee of the Company (the *Employee*) dated as of May 20, 1997.

WHEREAS, the Company on May 20, 1997, granted to the Employee, pursuant to the terms of the Nonqualified Stock Option Agreement, the right and option to purchase up to 50,000 shares of common stock of the Company on the terms and conditions set forth therein; and

WHEREAS, the Employee and the Company desire that the number of Shares granted to Employee under the terms of the Nonqualified Stock Option Agreement be reduced to 40,000 Shares;

THEREFORE, the parties hereto agree that Section 1 of the Nonqualified Stock Option Agreement be and hereby is amended to reduce the number of shares subject to the option grant from 50,000 Shares to 40,000 Shares and to accomplish this, said Section 1 hereby is amended to read as follows:

*The Company hereby irrevocably grants to the Employee, as a matter of a separate Agreement and not in lieu of salary or another compensation for services, the right and option (the *Option*), to purchase all or any part of an aggregate of 40,000 Shares on the terms and conditions herein set forth, at a price of $22.25 per Share. These Shares are issued to the Employee directly from the authorized, but unissued stock of the Company and are not issued pursuant to any existing Stock Option Plan of the Company.*

Except as and set forth above, the terms and conditions of the Nonqualified Stock Option Agreement dated as of May 20, 1997 be and hereby shall remain in full force and effect including, but not limited to, the exercise price per Share upon exercise and the date of expiration of the Option.

IN WITNESS WHEREOF, the Company has duly executed this Agreement and the Employee has hereunto set his hand as of the day and year first above written.

MTS SYSTEMS CORPORATION

By:

By:
        Assistant Secretary


EMPLOYEE

Donald M. Sullivan